Addendum to the loan agreement dated 02/02/2007

Extension

LOAN AGREEMENT

between

Mr. Dieter Thiemann
Pöppelmannstrasse 4
33428 Harsewinkel

- in the following referred to as lender -

and

EDI Exploration Drilling International GmbH
represented by the Managing Director
Günter Thiemann
Goethestrasse 61, 45721 Haltern am See

- in the following referred to as borrower -

The loan agreement, to which this addendum applies, is, effective immediately, extended in item 1 as follows:

The term of the loan ends on 31/07/2008. An extension by 3 months is to be renegotiated at that time.

All of the other provisions of the agreement remain unchanged and valid.

Haltern, on 28/12/2007

[Signature]

- Borrower -	- Lender -
EDI Exploration Drilling International GmbH	Dieter Thiemann